# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Ethos Technologies Inc., CIK 0001788451
CUSIP: 29765A101
Title of class of securities: Class A Common Stock, $0.0001 par value
Address of issuer's principal executive offices: 90 New Montgomery Street, Suite 1500, San Francisco, California (CA), 94105
Date of event which requires filing of this statement: 03/31/2026
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001607841

## Reporting persons
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P. ("STP XV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 121,541; sole dispositive power 0; shared dispositive power 121,541; aggregate amount beneficially owned 121,541 (0.4% of the class)
  Comment: Includes 121,541 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. ("SEQUOIA CAPITAL U.S. GROWTH FUND VIII"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 2,132,408; sole dispositive power 0; shared dispositive power 2,132,408; aggregate amount beneficially owned 2,132,408 (6.5% of the class)
  Comment: Includes 2,132,408 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P. ("STPQ XV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 337,996; sole dispositive power 0; shared dispositive power 337,996; aggregate amount beneficially owned 337,996 (1.1% of the class)
  Comment: Includes 337,996 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P. ("SC XV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 8,027,281; sole dispositive power 0; shared dispositive power 8,027,281; aggregate amount beneficially owned 8,027,281 (20.7% of the class)
  Comment: Includes 8,027,281 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SPELUNKER CHANNEL HOLDINGS, LLC ("SPELUNKER"): type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 79,246; sole dispositive power 0; shared dispositive power 79,246; aggregate amount beneficially owned 79,246 (0.3% of the class)
  Comment: Includes 79,246 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- NALRENA, LLC ("NALRENA"): type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 63,370; sole dispositive power 0; shared dispositive power 63,370; aggregate amount beneficially owned 63,370 (0.2% of the class)
  Comment: Includes 63,370 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P. ("SC XV PF"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,238,282; sole dispositive power 0; shared dispositive power 1,238,282; aggregate amount beneficially owned 1,238,282 (3.9% of the class)
  Comment: Includes 1,238,282 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SC U.S. VENTURE XV MANAGEMENT, L.P. ("SC U.S. VENTURE XV MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 9,725,100; sole dispositive power 0; shared dispositive power 9,725,100; aggregate amount beneficially owned 9,725,100 (24% of the class)
  Comment: Includes 9,725,100 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, and 8,027,281 shares are directly owned by SC XV. SC U.S. VENTURE XV MANAGEMENT is the general partner of STP XV, SC XV PF, STPQ XV, and SC XV.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SC U.S. GROWTH VIII MANAGEMENT, L.P. ("SC U.S. GROWTH VIII MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 2,132,408; sole dispositive power 0; shared dispositive power 2,132,408; aggregate amount beneficially owned 2,132,408 (6.5% of the class)
  Comment: Includes 2,132,408 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SC US (TTGP), LTD. ("SC US (TTGP)"): type of reporting person: other (OO); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 11,857,508; sole dispositive power 0; shared dispositive power 11,857,508; aggregate amount beneficially owned 11,857,508 (27.8% of the class)
  Comment: Includes 11,857,508 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, 8,027,281 shares are directly owned by SC XV, and 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SEQUOIA CAPITAL U.S. SCOUT FUND IV, L.L.C. ("SCOUT FUND IV"): type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 142,616; sole dispositive power 0; shared dispositive power 142,616; aggregate amount beneficially owned 142,616 (0.5% of the class)
  Comment: Includes 142,616 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SEQUOIA CAPITAL U.S. SCOUT SEED FUND 2013, L.P. ("SC US SSF 2013"): type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 142,616; sole dispositive power 0; shared dispositive power 142,616; aggregate amount beneficially owned 142,616 (0.5% of the class)
  Comment: Includes 142,616 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SC U.S. SCOUT SEED FUND 2013 MANAGEMENT, L.P. ("SC SSF 2013 MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 142,616; sole dispositive power 0; shared dispositive power 142,616; aggregate amount beneficially owned 142,616 (0.5% of the class)
  Comment: Includes 142,616 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
- SC US SSF 2013 (TTGP), L.L.C. ("SC US SSF 2013 TTGP"): type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 142,616; sole dispositive power 0; shared dispositive power 142,616; aggregate amount beneficially owned 142,616 (0.5% of the class)
  Comment: Includes 142,616 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by the Reporting Person, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.
  
  Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.

## Item 1. Issuer
Name of issuer: Ethos Technologies Inc.
Address of issuer's principal executive offices: 90 New Montgomery Street, Suite 1500, San Francisco, CA 94105

## Item 2. Person Filing
Name of person filing:
SC US (TTGP), Ltd.
SC U.S. Venture XV Management, L.P.
Sequoia Capital U.S. Venture Fund XV, L.P.
Sequoia Capital U.S. Venture Partners Fund XV, L.P.
Sequoia Capital U.S. Venture XV Principals Fund, L.P.
Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.
SC U.S. Growth VIII Management, L.P.
Sequoia Capital U.S. Growth Fund VIII, L.P.
SC US SSF 2013 (TTGP), L.L.C.
SC U.S. Scout Seed Fund 2013 Management, L.P.
Sequoia Capital U.S. Scout Seed Fund 2013, L.P.
Sequoia Capital U.S. Scout Fund IV, L.L.C.
Spelunker Channel Holdings, LLC
Nalrena, LLC
Address of principal business office or, if none, residence: 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025
Citizenship: SC US (TTGP), Ltd., SC U.S. Venture XV Management, L.P., Sequoia Capital U.S. Venture Fund XV, L.P., Sequoia Capital U.S. Venture Partners Fund XV, L.P., Sequoia Capital U.S. Venture XV Principals Fund, L.P. , Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P., SC U.S. Growth VIII Management, L.P., and Sequoia Capital U.S. Growth Fund VIII, L.P. are each organized under the laws of the Cayman Islands. Nalrena, LLC, Sequoia Capital U.S. Scout Fund IV, L.L.C., Sequoia Capital U.S. Scout Seed Fund 2013, L.P., SC U.S. Scout Seed Fund 2013 Management, L.P., Spelunker Channel Holdings, LLC, and SC US SSF 2013 (TTGP), L.L.C. are each organized under the laws of the State of Delaware.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
Includes 11,857,508 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by SC US (TTGP), of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, 8,027,281 shares are directly owned by SC XV, and 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).

Includes 142,616 shares of Class A Common Stock issuable upon the conversion of an equivalent number of shares of Class B Common Stock beneficially owned by SC US SSF 2013 TTGP, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.
Percent of class: 27.8%; 0.5%. Based on a total of 30,790,388 shares of Class A Common Stock outstanding as of February 28, 2026, as reported in the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026.
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
Sequoia Capital U.S. Venture Partners Fund XV, L.P.: 121,541
Sequoia Capital U.S. Growth Fund VIII, L.P.: 2,132,408
Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.: 337,996
Sequoia Capital U.S. Venture Fund XV, L.P.: 8,027,281
Spelunker Channel Holdings, LLC: 79,246
Nalrena, LLC: 63,370
Sequoia Capital U.S. Venture XV Principals Fund, L.P.: 1,238,282
SC U.S. Venture XV Management, L.P.: 9,725,100 shares, of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, and 8,027,281 shares are directly owned by SC XV. SC U.S. VENTURE XV MANAGEMENT is the general partner of STP XV, SC XV PF, STPQ XV, and SC XV.
SC U.S. Growth VIII Management, L.P.: 2,132,408 shares, of which 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
SC US (TTGP), Ltd.: 11,857,508 shares, of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, 8,027,281 shares are directly owned by SC XV, and 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
Sequoia Capital U.S. Scout Fund IV, L.L.C.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV.
Sequoia Capital U.S. Scout Seed Fund 2013, L.P.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013.
SC U.S. Scout Seed Fund 2013 Management, L.P.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT.
SC US SSF 2013 (TTGP), L.L.C.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
Sequoia Capital U.S. Venture Partners Fund XV, L.P.: 121,541
Sequoia Capital U.S. Growth Fund VIII, L.P.: 2,132,408
Sequoia Capital U.S. Venture Partners Fund XV (Q), L.P.: 337,996
Sequoia Capital U.S. Venture Fund XV, L.P.: 8,027,281
Spelunker Channel Holdings, LLC: 79,246
Nalrena, LLC: 63,370
Sequoia Capital U.S. Venture XV Principals Fund, L.P.: 1,238,282
SC U.S. Venture XV Management, L.P.: 9,725,100 shares, of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, and 8,027,281 shares are directly owned by SC XV. SC U.S. VENTURE XV MANAGEMENT is the general partner of STP XV, SC XV PF, STPQ XV, and SC XV.
SC U.S. Growth VIII Management, L.P.: 2,132,408 shares, of which 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. SC U.S. GROWTH VIII MANAGEMENT is the general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII.
SC US (TTGP), Ltd.: 11,857,508 shares, of which 121,541 shares are directly owned by STP XV, 1,238,282 shares are directly owned by SC XV PF, 337,996 shares are directly owned by STPQ XV, 8,027,281 shares are directly owned by SC XV, and 2,132,408 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The general partner of STP XV, SC XV PF, STPQ XV, and SC XV is SC U.S. VENTURE XV MANAGEMENT. The general partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. The general partner of SC U.S. VENTURE XV MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT is SC US (TTGP).
Sequoia Capital U.S. Scout Fund IV, L.L.C.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV.
Sequoia Capital U.S. Scout Seed Fund 2013, L.P.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013.
SC U.S. Scout Seed Fund 2013 Management, L.P.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT.
SC US SSF 2013 (TTGP), L.L.C.: 142,616 shares, of which 79,246 shares are directly owned by SPELUNKER and 63,370 shares are directly owned by NALRENA. SPELUNKER and NALRENA are wholly owned by SCOUT FUND IV. SCOUT FUND IV is wholly owned by SC US SSF 2013. The General Partner of SC US SSF 2013 is SC SSF 2013 MGMT. SC US SSF 2013 TTGP is the General Partner of SC SSF 2013 MGMT.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Signatures
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P. ("STP XV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. ("SEQUOIA CAPITAL U.S. GROWTH FUND VIII"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P. ("STPQ XV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P. ("SC XV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SPELUNKER CHANNEL HOLDINGS, LLC ("SPELUNKER"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- NALRENA, LLC ("NALRENA"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P. ("SC XV PF"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SC U.S. VENTURE XV MANAGEMENT, L.P. ("SC U.S. VENTURE XV MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SC U.S. GROWTH VIII MANAGEMENT, L.P. ("SC U.S. GROWTH VIII MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SC US (TTGP), LTD. ("SC US (TTGP)"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SEQUOIA CAPITAL U.S. SCOUT FUND IV, L.L.C. ("SCOUT FUND IV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SEQUOIA CAPITAL U.S. SCOUT SEED FUND 2013, L.P. ("SC US SSF 2013"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SC U.S. SCOUT SEED FUND 2013 MANAGEMENT, L.P. ("SC SSF 2013 MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)
- SC US SSF 2013 (TTGP), L.L.C. ("SC US SSF 2013 TTGP"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (05/15/2026)